Exhibit 10.9

Post-Effective Date Compensation Program for Board of Managers

The Board of Managers at Majestic Holdco will receive the compensation set forth below for at least two years following the Effective Date. Managers who are employees or officers of the Company do not receive any additional compensation for Board service. All Managers are reimbursed for expenses reasonably incurred in connection with Board service.

Cash Retainer. Managers received a lump sum of $60,000 on the Effective Date. Beginning with the first anniversary of the Effective Date, Managers continuing to serve on the Board of Managers will receive an annual retainer of $60,000, payable in equal quarterly installments on the last day of each quarter in arrears. If a Manager ceases service during a quarter, he/she shall receive a pro rata portion of the annual retainer payable for such quarter based on the number of days completed in the quarter.

Class B Unit Issuance. Majestic Holdco intends to grant Class B Units of Majestic Holdco to non-employee Managers as part of the Board compensation package. The Class B Units do not have voting rights.